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                                                                     EXHIBIT 4.4

                            GERIMED OF AMERICA, INC.

                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of January 1, 1994 by and between GERIMED OF AMERICA, INC., a Colorado corporation (the "Company"), and each person or entity whose signature appears at the end of this Agreement (hereinafter separately referred to as "Shareholder" and collectively referred to as "Shareholders").

                                    RECITALS

         A. Collectively, the Shareholders own all of the issued and outstanding shares of the Common Stock, $.0001 par value, of the Company (the "Common Stock").

         B. The Company and the Shareholders desire to enter into this Agreement for the purposes, among others, of: (i) limiting the manner and terms by which Common Stock may be transferred; and (ii) providing a mechanism for the purchase and sale of Common Stock among the Shareholders.

         C. The Company and the Shareholders desire to enter into this Agreement knowing that it is in the Company's best interest and fair to each of the Shareholders.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. NO ENCUMBRANCE. During the term of this Agreement, no Shareholder shall pledge, hypothecate or otherwise encumber any Common Stock or contract to pledge, hypothecate or encumber such shares. Any attempted pledge, hypothecation or encumbrance of Common Stock by a Shareholder shall be void and of no force and effect.

         2. RESTRICTIONS ON TRANSFER OF COMMON STOCK.

             (a) Transfer of Common Stock. No Shareholder shall sell, transfer, assign, gift or otherwise dispose of (a "Transfer") any Common Stock or interest therein, except pursuant to the provisions of this paragraph 2.

             (b) Right of First Refusal.

                 (i) At least sixty (60) days prior to making any Transfer of any Common Stock (the "Election Period"), a Shareholder desiring to Transfer Common Stock (the "Transferring Shareholder") shall deliver a written notice (the



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         "Transfer Notice") to the Company and the other Shareholders (the
         "Other Shareholders").

                 (ii) If the proposed Transfer is a sale or other assignment, the Transfer Notice shall (1) disclose in reasonable detail the proposed terms and conditions of the Transfer, including, but not limited to, the proposed transferee, the consideration to be paid and the method of payment for the Common Stock and (2) be accompanied by a written bona fide offer from the proposed transferee.

                 (iii) If the proposed Transfer is a gift, the Transfer Notice shall disclose in reasonable detail the proposed transferee and the proposed terms and conditions of the Transfer.

                 (iv) Within thirty (30) days after the delivery of the Transfer Notice (the "Company's Option Period"), the Company may elect to purchase all or any portion of the Common Stock specified in the Transfer Notice by delivering a written notice of election (an "Election Notice") to the Transferring Shareholder and the Other Shareholders. If the Company has not elected to purchase all of the Common Stock specified in the Transfer Notice within such 30-day period, each Other Shareholder may elect to purchase all or any portion of the Common Stock specified in the Transfer Notice which the Company has not elected to purchase by delivering an Election Notice to the Transferring Shareholder as soon as practical, but in any event prior to the expiration of the Election Period. If the Other Shareholders have in the aggregate elected to purchase more than the number of available shares, (1) the shares shall be allocated among the Other Shareholders electing to purchase shares according to each such Other Shareholder's Pro Rata Share (as defined below) and (2) each Other Shareholder's Election Notice shall be deemed amended to reflect the change in the amount of shares elected to be purchased. Each Shareholders "Pro Rata Share" shall be the amount of shares of Common Stock available multiplied by a factor with the numerator being the number of shares the Other Shareholder elected to purchase and the denominator being the total number of shares the Other Shareholders in the aggregate elected to purchase.

                 (v) Subject to subparagraph (vii) below, if the Company and/or any Other Shareholders (individually, an "Electing Party") elect to purchase Common Stock from the Transferring Shareholder and the proposed Transfer is a sale or other assignment: (1) each Electing Party shall purchase that amount of Common Stock covered by such Electing Party's Election Notice at the price, and on the terms specified in the Transfer Notice and (2) the transfer of Common Stock shall be consummated as soon as practical after delivery of Election Notices which in the aggregate account for all of the Common Stock to be Transferred, but in any event within thirty (30) days after the expiration of the Election Period.

                 (vi) Subject to subparagraph (vii) below, if the Company and/or any Other Shareholders elect to purchase Common Stock from the Transferring Shareholder and the proposed Transfer is a gift: (1) each Electing Party shall







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         purchase that amount of Common Stock covered by such Electing Party's
         Election Notice at its Fair Market Value (as defined by paragraph 6 below) and on the following terms: 10% cash at time of closing, 90% pursuant to a 5 year recourse promissory note, which shall provide that principal shall be paid in five equal annual installments, along with any and all interest accrued thereon, executed by the respective Electing Party and Principal amounts outstanding under such note shall accrue interest at the publicly announced prime rate of Norwest Bank Denver, N.A., adjusted on the first day of each month; (2) for purposes of paragraph 6, all Election Notices shall be deemed to have been received by the Transferring Shareholder at that point in time where Election Notices in the aggregate account for all of the Common Stock to be Transferred, but in no case earlier than the expiration of the Election Period; (3) if at the end of the Election Period the Electing Parties have in the aggregate elected to purchase all of the Common Stock which the Transferring Shareholder proposes to Transfer, the Electing Parties shall then agree, for purposes of para-graph 6, on a per share value of the Common Stock to be purchased and shall deliver, within ten (10) days after the expiration of the Election Period, a written notice to the Transferring Shareholder setting forth such per share value, which written notice shall be the Purchasing Party's Valuation for purposes of paragraph 6; (4) the purchase and sale of the Common Stock covered by each Electing Shareholder's Election Notice shall be closed within thirty (30) days after the determination of such Common Stock's Fair Market Value.

                 (vii) If prior to the expiration of the Election Period, the Electing Parties have not in the aggregate elected to purchase all of the Common Stock which the Transferring Shareholder proposes to Transfer or if the Electing Parties fail to give the Transferring Shareholder written notice within the 10-day period set forth in subparagraph (vi) above, if applicable, the Electing Parties will be deemed to have waived their election rights and the Transferring Shareholder may Transfer such Common Stock within ninety (90) days after expiration of the Election Period, on the terms specified in the Transfer Notice, subject to the provisions of paragraph 5 hereof. If a Transfer of such Common Stock is not consummated within ninety (90) days after expiration of the Election Period on the terms specified in the Transfer Notice, such Common Stock shall again be subject to the provisions of this paragraph 2.

         3. PURCHASE OF SHAREHOLDER'S SHARES.

             (a) Right to Purchase upon the Death or Disability of a Shareholder. The Company shall have the right for a period of six (6) months following a Shareholder's death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), to elect to purchase all, but not less than all, of such Shareholder's Common Stock, on the terms provided herein. Such Common Stock shall be purchased at its Fair Market Value (as defined in paragraph 6 below) as of the date of death or disability. If the Company elects to purchase Common Stock under this subparagraph 3(a), the Company must deliver written notice to the personal representative of the deceased Shareholder's estate or the disabled Shareholder (the







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"Selling Shareholder") within the 6-month period described above, notifying the
Selling Shareholder of the Company's intention to purchase the Common Stock, which notice shall contain the Purchasing Party's Valuation required by paragraph 6 below. The Selling Shareholder shall cooperate with the Company to effectuate the purposes of this Agreement.

             (b) Right to Purchase Upon Involuntary Transfers.

                 (i) If any Common Stock owned by a Shareholder shall be levied upon, sequestered, administered by a receiver or a trustee in bankruptcy, or transferred in any other involuntary transfer, or otherwise transferred by operation of law, the Shareholder shall give the Company prompt written notice of such occurrence.

                 (ii) The Company shall have, for a period of thirty (30) days after receipt of the written notice, the right to elect to purchase all (but not less than all) of such Shareholder's Common Stock at a purchase price equal to the Fair Market Value (as defined in paragraph 6 below) of such Common Stock as of the date of the event giving rise to the Company's rights under this subparagraph 3(b) and on the terms provided herein. Such right shall apply even though the Common Stock may actually have been sold at the time of exercise thereof. The Company may exercise its right to purchase such Common Stock by giving the Shareholder, bankruptcy trustee, or other individual or entity then having legal title to the Common Stock (the "Title Holder") written notice of its election to purchase such Common Stock. Any Common Stock which the Company does not elect to purchase within the 30-day period may be transferred by the Title Holder, subject to the provisions of paragraph 5 hereof. Any Common Stock transferred and any subsequent transferee shall continue to be subject to all of the provisions of this Agreement, including this subparagraph 3(b).

             (c) Right to Purchase Upon Termination of Employment. If any Shareholder is or subsequently becomes an employee of the Company ("Employee Shareholder"), upon termination of such employment with the Company for any reason other than the death or disability of such Employee Shareholder, the Company shall have the right for a period of twelve (12) months after the date of termination of the Employee Shareholder's employment with the Company to purchase all (but not less than all) of such Employee Shareholder's Common Stock at a purchase price equal to the Fair Market Value (as defined in paragraph 6 below) of such Common Stock as of the date of termination of the Employee Shareholder's employment with the Company. If the Company elects to purchase an Employee Shareholder's Common Stock pursuant to this subparagraph 3(c), the Company shall deliver written notice to the Employee Shareholder within the 12-month election period notifying the Employee Shareholder of the Company's intention to purchase the Common Stock and setting forth the Purchasing Party's Valuation required by paragraph 6. If the Company does not elect to purchase an Employee Shareholder's Common Stock pursuant to this subparagraph 3(c), such Common Stock shall continue to be subject to all of the provisions of this Agreement,




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including this subparagraph 3(c) if the Employee Shareholder is subsequently reemployed by the Company.

             (d) Purchase Terms.

                 (i) The purchase and sale of Common Stock under this paragraph 3 shall be closed within thirty (30) days after the determination of such Common Stock's Fair Market Value.

                 (ii) Payment for the Common Stock purchased under this paragraph 3 shall be made as follows: 10% cash at time of closing, 90% pursuant to a five (5) year note, which shall provide that principal shall be paid in five equal annual installments, along with any and all interest accrued thereon, executed by the Company. Principal amounts outstanding under such note shall accrue interest at the publicly announced prime rate of Norwest Bank Denver, N.A., adjusted on the first day of each month.

         4. LEGEND. Each certificate evidencing Common Stock and each certificate issued in exchange for or upon the transfer of any Common Stock (if such shares remain subject to this Agreement) shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "The securities represented by this certificate are subject to a Shareholders Agreement dated as of January 1, 1994, among the issuer of such securities (the "Company") and all of the Company's shareholders. A copy of such Shareholders Agreement will be furnished without charge by the Company to the holder hereof upon written request."

         5. TRANSFER. Prior to transferring any Common Stock to any person or entity, the transferring Shareholder shall cause the prospective transferee to execute and deliver to the Company and the other Shareholders a counterpart of this Agreement.

         6. DEFINITION OF FAIR MARKET VALUE. "Fair Market Value" shall mean the value assigned by the following process to a Shareholder's Common Stock:

             (a) Where the Company and/or Other Shareholders (individually, a "Purchasing Party") elect to purchase Common Stock under subparagraphs 2(b)(vi), 3(a), 3(b) or 3(c), each Purchasing Party shall include in its required written notice (the "Purchase Notice") the Purchasing Party's determination of the fair market value of the Common Stock elected or required to be purchased (the "Purchasing Party's Valuation").

             (b) If the Transferring Shareholder, Selling Shareholder, Employee Shareholder or Title Holder (the "Selling Party") accepts a Purchasing Party's Valuation or fails to either (1) object to such value within the 10-day period set forth below or (2) deliver the Selling Party's Valuation (as defined below) to each Purchasing Party within the 30-day period set forth below, the Purchasing Party's Valuation shall be deemed to be the "Fair Market Value" for purposes of the applicable transaction.



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             (c) If the Selling Party disagrees with a Purchasing Party's
         Valuation, such Selling Party shall deliver a written notice of objection to the Purchasing Party within ten (10) days after the date of delivery of the Purchasing Party's Valuation to the Selling Party and shall, within thirty (30) days after delivery of such Purchasing Party's Valuation, deliver to the Purchasing Party written notice of the Selling Party's determination of the fair market value of the Common Stock covered by the Purchase Notice (the "Selling Party's Valuation"). If the Purchasing Party accepts the Selling Party's Valuation, fails to deliver written notice of objection to such value to the Selling Party within the required 10-day period or fails to contact JAG (as defined below) within the required 10-day period set forth in subparagraph (iv) below, the Selling Party's Valuation shall be deemed to be the "Fair Market Value" for purposes of the applicable transaction.

             (d) If the Purchasing Party disagrees with the Selling Party's Valuation, the Purchasing Party shall give the Selling Party written notice of objection within ten (10) days after the date the Selling Party's Valuation is delivered to the Purchasing Party. Within ten (10) days after delivery of the notice of objection to the Selling Party's Valuation, the Purchasing Party shall ask the Judicial Arbiter Group, Inc. of Denver, Colorado ("JAG") to select a certified public accountant or an investment banker practicing in Colorado who has experience in valuing health care companies similar to the Company (the "Appraiser"). The Appraiser shall determine, in his opinion, the fair market value of the Common Stock (the "Appraised Value"). The "Fair Market Value" for the applicable transaction shall then be deemed to be either the Purchasing Party's Valuation or the Selling Party's Valuation, whichever is closest to the Appraised Value. The decision of the Appraiser shall be binding upon the Purchasing Party and the Selling Party who shall each pay one-half (1/2) of the cost of the fees charged by JAG and the Appraiser.

         7. TRANSFERS IN VIOLATION OF AGREEMENT. Any transfer or attempted transfer of any Common Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Common Stock as the owner of such shares for any purpose.

         8. TERM. This Agreement shall terminate upon the occurrence of any of the following events:

             (a) Cessation of the Company's business;

             (b) The bankruptcy, receivership or dissolution of the Company;

             (c) Written agreement of Shareholders holding fifty-one (51%) of the issued and outstanding Common Stock;

             (d) At such time as all of the issued and outstanding Common Stock of the Company shall be owned by one person;

             (e) The simultaneous death of the Shareholders; or



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             (f) The date a registration statement for the sale, in an
         underwritten public offering registered under the Securities Act of 1933, as amended, of capital stock of the Company is declared effective by the Securities and Exchange Commission.

                  9. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provisions of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the Company and the Shareholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  10. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  11. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  12. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and any subsequent holders of Common Stock and the respective successors and assigns of each of them, so long as they hold Common Stock.

                  13. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  14. REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement, in addition to seeking damages for breach of this Agreement.




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                  15. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charge prepaid) to the Company at the address set forth below and to any other recipient at such address as indicated by the Company's records, or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been delivered hereunder when delivered personally, three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service. The Company's address is:

              333 West Hampden Avenue, Suite 200
              Englewood, Colorado  80110

                  16. GOVERNING LAW. This Agreement and the rights of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

                  17. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  18. GENDER. Whenever applicable, the pronouns designating the "masculine" or the "neuter" shall equally apply to "feminine," "neuter" and "masculine" genders. Furthermore, whenever applicable in this Agreement, the "singular" shall include the "plural" and the reverse.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written, or if subsequent to such date, the date indicated below such parties' signature.

                                    "COMPANY"

                                    GERIMED OF AMERICA, INC.,
                                    a Colorado corporation


                                    By:
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                                             James F. Riopelle, President

                                    Date:
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                                    "SHAREHOLDER"


                                    --------------------------------------------

                                    Date:
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